                                                               EXHIBIT 99.(c)(1)


                            AGREEMENT OF PARTNERSHIP


                                       OF


                                WIG 82 PARTNERS

                            AGREEMENT OF PARTNERSHIP
                                       OF
                                WIG 82 PARTNERS

                               TABLE OF CONTENTS

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
                                                        ARTICLE I

                                                  Organizational Matters

         1.1   Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         1.2   Registered Office; Principal Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         1.3   Qualification in Other Jurisdictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         1.4   Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.5   Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-

                                                        ARTICLE II

                                                       Definitions


                                                       ARTICLE III

                                                         Purpose

         3.1     Purpose.


                                                        ARTICLE IV

                                                  Capital Contributions

         4.1   Initial Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         4.2   Additional Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         4.3   Admission of Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         4.4   Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         4.5   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         4.6   No Withdrawal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         4.7   Loans from Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-


                                                        ARTICLE V

                                              Allocations and Distributions

         5.1   Allocations for Capital Account Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
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         5.2   Allocations for Tax Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         5.3   Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-


                                                        ARTICLE VI

                                               Control over the Partnership
                                                and Management of Business

         6.1   Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         6.2   Reliance by Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         6.3   Outside Activity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         6.4   Partnership Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         6.5   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         6.6   Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         6.7   Resolution of Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         6.8   Other Matters Concerning the Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         6.9   Title to Partnership Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-


                                                       ARTICLE VII

                                            Voting of Target Partnership Units


                                                       ARTICLE VIII

                                          Books, Records, Accounting and Reports

         8.1   Records and Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         8.2   Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         8.3   Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-


                                                        ARTICLE IX

                                                       Tax Matters

         9.1   Preparation of Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         9.2   Accounting Methods; Tax Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         9.3   Tax Controversies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         9.4   Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-


                                                        ARTICLE X

                                                  Transfer of Interests

         10.1   Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
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
         10.2   Transfer of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         10.3   Further Restrictions on Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         10.4   Buy/Sell Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-


                                                        ARTICLE XI

                                             Admission of Additional Partners


                                                       ARTICLE XII

                                            Withdrawal and Removal of Partners

         12.1   Withdrawal of Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         12.2   Removal of Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-

                                                       ARTICLE XIII

                                               Dissolution and Liquidation

         13.1   Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         13.2   Effect of Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         13.3   Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         13.4   Distributions in Kind . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
         13.5   Reasonable Time for Winding Up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
         13.6   Waiver of Partition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-


                                                       ARTICLE XIV

                                Amendment of Partnership Agreement; Meetings, Record Date

         14.1   Amendments to be Adopted Solely by the Managing General Partner . . . . . . . . . . . . . . . . . .  -34-
         14.2   Amendment Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-


                                                        ARTICLE XV

                                                    General Provisions

         15.1   Address and Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
         15.2   Titles and Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         15.3   Pronouns and Plurals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         15.4   Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         15.5   Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         15.6   Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         15.7   Creditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-





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         15.8   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         15.9   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         15.10  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         15.11  Invalidity of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         15.12  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-





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
                            AGREEMENT OF PARTNERSHIP
                                       OF
                                WIG 82 PARTNERS



                 This AGREEMENT OF PARTNERSHIP is entered into by and between Walton Street Capital Acquisition Co. L.L.C. ("Walton Street") and FMG Acquisition, L.L.C. ("Insignia").


                 All capitalized terms used herein and not otherwise defined are defined in Article II.


                                   ARTICLE I

                             Organizational Matters

                 1.1 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of "WIG 82 Partners." The Partnership's business may be conducted under any other name or names deemed advisable by the Managing General Partner. The Managing General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

                 1.2 Registered Office; Principal Office. The principal office of the Partnership shall be 900 North Michigan Avenue, 19th Floor, Chicago, Illinois 60611, or such other place as the Managing General Partner may from time to time designate to the Partners. The Partnership may maintain offices at such other place or places as the Managing General Partner deems advisable.

                 1.3 Qualification in Other Jurisdictions. The Managing General Partner shall cause the Partnership to be qualified or registered under assumed or fictitious names or foreign partnership statutes or similar laws, or take other appropriate action, in any jurisdiction in which the Partnership owns property or transacts business if such qualification, registration or other appropriate action is reasonably necessary or reasonably anticipated to be necessary, to permit the Partnership lawfully to own property or transact business in such jurisdiction. The Managing General Partner shall execute and cause to be filed and published all such certificates, notices, statements or other instruments reasonably necessary or reasonably anticipated to be necessary to permit the Partnership to conduct business as a partnership in all jurisdictions where the Partnership elects to do business.

                 1.4 Power of Attorney. (a) Each Partner and each Assignee of a Partner, if any, hereby constitutes and appoints the Managing General Partner and the Liquidator, if any, (and any successor to either thereof by merger, assignment, election or otherwise) and each of their authorized officers and agents with full power of substitution as its or his true and lawful agent and attorney-in-fact, with full power and authority in its or his name, place and stead, to:

                               (i)         execute, swear to, acknowledge,
         deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments hereof or thereof which the Managing General Partner or the Liquidator deems reasonable and appropriate or necessary to form, qualify, or continue the qualification of the Partnership as a partnership in the state of Illinois and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the Managing General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all instruments (including this Agreement and amendments and restatements hereof) relating to the admission, withdrawal or substitution of any Partner pursuant to
         Article IV, Article X, Article XI or Article XII; and (E) all certificates and other instruments relating to the formation, qualification and operation of any partnership or other entity through which the Partnership may conduct business;

                              (ii) execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the Managing General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary, in the sole discretion of the Managing General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; and

                             (iii) to sign, execute, file, swear to and acknowledge all instruments, agreements, tax returns, forms, schedules and similar documents required or permitted by or not inconsistent with this Agreement or as may be required to effectuate the terms of this Agreement.

Nothing contained in this Section 1.4 shall be construed as authorizing the Managing General Partner to amend this Agreement except in accordance with
Article XIV or as may be otherwise expressly provided for in this Agreement. If the consent or approval or any Partner or Partners is required for the Managing General Partner or the Liquidator to take any action pursuant to the terms of this Agreement, the Managing General Partner or Liquidator may exercise the power of attorney made in this subsection (a) in connection therewith only after the necessary consent or approval has been obtained.

                 (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Partner or Assignee and the transfer of all or any portion of its Partnership Interest and shall extend to such Partner's and Assignee's heirs, successors, assigns and personal representatives. Each such Partner and Assignee hereby agrees to be bound by any representations made by the Managing General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Partner and Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing General Partner or the Liquidator, taken in good faith under such power of attorney. Each Partner and Assignee shall execute and deliver to the Managing General Partner or the Liquidator within 15 days after receipt of the Managing General Partner's or the Liquidator's request therefor, such further designations, powers of attorney and other instruments as the Managing General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

                 1.5 Term. The Partnership shall commence upon the execution of this Agreement and shall continue in existence until November 20, 2005, or until the earlier termination of the Partnership in accordance with the provisions of Article XIII.


                                   ARTICLE II

                                  Definitions

                 The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

                 "Adjusted Property" means any Partnership property, the Carrying Value of which has been adjusted pursuant to Section 4.4(c) or (d).

                 "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The Partnership shall not be deemed an Affiliate of any Partner for any purpose hereunder.

                 "Agreement" means this Agreement of Partnership, as it may be amended, modified, supplemented or restated from time to time.

                 "Assignee" means a Person to whom one or more Partnership Interests have been transferred in a manner permitted under this Agreement, and who has delivered a Transfer Application to the Managing General Partner.

                 "Associate" means with respect to Walton Street, (i) any Person who is currently a Principal of Walton Street or Walton Street Capital, L.L.C., or (ii) any Person that, directly or indirectly through one or more intermediaries, is controlled by any one or more of such Principals. For this purpose, the term "controlled by" means (a) the ownership of 50% (by voting or value) of the equity securities or other beneficial equity ownership by any Principal, individually or collectively, or (b) the spouse or child of any such Principal.

                 "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the state of Illinois shall not be regarded as a Business Day.

                 "Buy/Sell Exercise Period" means either (i) commencing on January 15, 1997, and annually thereafter, the period beginning on January 15th and ending on January 30th of each year or (ii) any day in the 30-day period following filing by or in respect of the Target Partnership with the Securities and Exchange Commission of a proposed solicitation or offering of securities in respect of a merger, sale of all or substantially all assets, combination or dissolution involving the Target Partnership.

                 "Buy/Sell Notice" means a notice from the Triggering Partner to the Noticed Partner notifying the Noticed Partner that the Triggering Partner has elected to exercise its buy/sell right pursuant to Section 10.4, which notice shall contain and constitute an irrevocable offer by the Triggering Partner either (i) (a) to purchase the Noticed Partner's entire interest in the Partnership, or (b) to sell to the Noticed Partner the Triggering

Partner's entire interest in the Partnership, in either case for the same cash price (the "Buy/Sell Price") specified by the Triggering Partner in such notice, or (ii) to elect to liquidate the Partnership and distribute its assets in kind.

                 "Buy/Sell Price" means the cash price specified in the Buy/Sell Notice.

                 "Capital Account" means the capital account maintained for a Partner pursuant to Section 4.4.

                 "Capital Contribution" means the amount of cash that a Partner contributes to the Partnership pursuant to Sections 4.1 and 4.2, 4.3 or 13.6.

                 "Carrying Value" means with respect to any Partnership property, the adjusted basis of such property for Federal income tax purposes, as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.4(c) and (d), and to reflect changes, additions or other adjustments to the Carrying Value for dispositions or acquisitions of Partnership properties, as deemed appropriate by the Managing General Partner.

                 "Cash" means cash denominated in United States dollars.

                 "Closing Date" means the date on which the Offer expires pursuant to its terms and the Partnership accepts for payment, and thereby purchases, Units validly tendered and not withdrawn pursuant to the Offer.

                 "Code" means the Internal Revenue Code of 1986, as amended (and any successor thereto). Any reference herein to specific sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

                 "Commenced" means the commencement of a Tender Offer, as determined under Rule 14d-2 of the Exchange Act, or, if such Tender Offer is not subject to Section 14(d) of the Exchange Act, as determined in good faith by the Managing General Partner.

                 "Commission" means the Securities and Exchange Commission.

                 "Competing Offer" means a Tender Offer for Units which (i) is Commenced prior to the expiration of the Offer by a Person that is not an Affiliate (or in the case of Walton Street, as to its Associates only) of any Partner and (ii) has a cash purchase price per Unit that is at least 2% (10% with respect to the first Competing Offer made following the Offer by the Partnership) greater than the purchase price per Unit of the Offer on the date such Competing Offer is commenced.

                 "Departing Partner" means a former Partner, as of the effective date of any withdrawal or removal of such former Partner pursuant to
Section 12.1 or 12.2.

                 "Event of Withdrawal" means the bankruptcy of a Partner.

                 "Exchange Act" means the Securities Act of 1934, as amended.

                 "Follow-up Offer" means a Tender Offer for Units made following the completion of the initial Offer hereunder.

                 "Liquidation" means the earlier of the date upon which (i) the Partnership is terminated under Section 708(b)(1) of the Code or (ii) the Partnership ceases to be a going concern.

                 "Liquidator" has the meaning specified in Section 13.3.

                 "Majority Interest" means Partners holding more than 50% of the aggregate Percentage Interest of all Partners.

                 "Managing General Partner" means Walton Street.

                 "Negotiated Purchase" means a purchase of Units by the Partnership in a negotiated transaction.

                 "Net Agreed Value" means in the case of any property distributed to a Partner pursuant to Section 5.3 or distributed in liquidation of the Partnership pursuant to Sections 13.3 and 13.4, the fair market value of such property at the time such property is distributed (as determined under such provisions of this Agreement) reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject when distributed.

                 "Noticed Partner" means the Partner who first receives a timely Buy/Sell Notice from the other Partner.

                 "Offer" means a Tender Offer for Units to be made by or on behalf of the Partnership pursuant to Article III, as such Tender Offer may be amended and supplemented from time to time.

                 "Offer Documents" means all documents relating to the Offer which are required to be filed with the Commission.

                 "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the Managing General Partner) acceptable to the Managing General Partner.

                 "Partner" means each of Insignia and the Managing General Partner or any successor to any such Person admitted as a partner of the Partnership in accordance with the terms of this Agreement in its respective capacity as a partner of the Partnership.

                 "Partner Minimum Gain" shall have the meaning set forth in Regulation Section 1.704-2(i) and (k).

                 "Partnership" means the general partnership created pursuant to this Agreement.

                 "Partnership Interest" means the entire ownership interests of a Partner in this Partnership.

                 "Partnership Minimum Gain" shall have the meaning set forth in Regulation Section 1.704-2(d).

                 "Percentage Interest" means as to each Partner or Assignee the quotient of the Capital Account balance of such Partner or Assignee divided by the total Capital Account balance of all Partners as of the date of such determination. The Partners shall have the initial Percentage Interests set forth opposite each such Partner's name on Exhibit A attached hereto.

                 "Person" means an individual or a corporation, partnership, trust, estate, unincorporated organization, association, limited liability company or other entity.

                 "Record Date" means the date established by the Managing General Partner for determining the identities of Partners for any purpose.

                 "Regulations" mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                 "Target Partnership" means Balcor Realty Investors Ltd.-82.

                 "Tender Costs" means all out-of-pocket expenses paid to unaffiliated third parties including those (w) incurred by the Partnership (or by the Partners in connection with Partnership business) from time to time (including litigation related expenses), (x) incurred by Walton Street in connection with the Offer including legal, solicitation, mailing and printing expenses, (y) miscellaneous accountable expenses incurred by Walton Street prior to the date hereof and (z) legal expenses incurred by Insignia and Walton Street in connection with preparation and negotiation of this Agreement.

                 "Tender Offer" means a tender offer that is subject to Section 14(e) of the Exchange Act.

                 "Terms" means the following terms and conditions of a Tender
Offer: (i) the purchase price, (ii) the minimum and maximum number of Units to be tendered for, (iii) the expiration date, and (iv) the conditions to closing of the Offer.

                 "Transfer Application" means an application and agreement for transfer of Partnership Interests by which a transferee (a) requests admission as a Partner, (b) agrees to be bound by the terms and conditions of this Agreement, (c) represents that it has authority to enter into this Agreement,
(d) grants powers of attorney to the Managing General Partner and the Liquidator and (e) makes the consents and waivers contained herein.

                 "Triggering Partner" means the Partner who first properly exercises its buy/sell right pursuant to Section 10.4 by timely delivering a Buy/Sell Notice to the other Partner.

                 "Units" means the units of limited partnership interest in the Target Partnership.

                 "Unrealized Gain" attributable to a Partnership property means, as of any date of determination, the excess, if any, of the fair market value of such property (as determined under Section 4.4(d)) as of such date over the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.4(d) as of such date).

                 "Unrealized Loss" attributable to a Partnership property means, as of any date of determination, the excess, if any, of the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.4(d) as of such date) over the fair market value of such property (as determined under Section 4.4(d)) as of such date.


                                  ARTICLE III

                                    Purpose

                 3.1      Purpose.         The purpose and business of the
Partnership shall be limited to the business of acquiring (including without limitation pursuant to the Offer), and thereafter holding for investment and ultimately disposing of, or otherwise realizing the value of Units and to conduct any other activities necessary or incidental to such purposes including, without limitation, exercising any and all voting and other rights appurtenant to the ownership of such Units.

                 3.2 Terms of the Offer. The parties acknowledge that the Offer is being made by the Managing General Partner, which shall assign its right to acquire Units tendered in the Offer to the Partnership on or prior to the Closing Date, and that the Units shall be acquired directly by the Partnership. Insignia hereby acknowledges and accepts the Terms as set forth in the Offer on the date hereof. All terms and conditions other than the Terms of the Offer (including any supplements and amendments thereto) shall be determined by the Managing General Partner. Each Partner shall provide all information reasonably requested by the Partnership to complete the Offer Documents and consummate the Offer. Immediately following the Closing Date, the Partnership shall take all actions as are necessary for it to be admitted to the Target Partnership as a substitute limited partner of the Target Partnership as to all of the Units purchased pursuant to the Offer. Any amendment to the Terms of the Offer after the Offer has been Commenced must be approved by all of the Partners; provided, that the Managing General Partner may, without approval by the other Partner, extend the expiration date of the Offer if, in the Opinion of Counsel, (i) extension is required by the Exchange Act and the rules and regulations thereunder or by the Commission or (ii) extension is otherwise advisable under the circumstances.

                 3.3 Competing Offer. If a Competing Offer has been Commenced, then the Managing General Partner may increase the purchase price of the Offer from time to time to an amount agreed to by all of the Partners. In the event one Partner (the "Increasing Partner") desires to increase the price of the Offer under this Article III and the other Partner does not agree within two Business Days to such increase (the "Other Partner"), then the Other Partner shall sell its Partnership Interest to a third party designated by the Increasing Partner. The provisions of the previous sentence shall not apply to any Competing Offer, if at any time during the last 5 days prior to expiration of the Partnership's Offer at least 17 1/2% of the outstanding Units have been validly tendered to the Partnership and not withdrawn. Such purchase of the Other Partner's Partnership Interest, to be for cash at a price equal to the total unreturned Capital Contributions (plus any unreimbursed Partnership expenses, including any Tender Costs, of such Other Partner) by such Other Partner through the date of purchase, shall close within five Business Days of the determination by the Other Partner not to increase the price of the Offer. In the event that, following such sale of the Other Partner's interest, the Partnership (or any assignee of the Partnership or any entity in which the Increasing Partner or its Affiliate has an interest) subsequently purchases at least 15% of the Units in the Offer, the Increasing Partner shall pay to the Other Partner a success fee equal to 5% of the aggregate consideration paid for the Units in such Offer.


                                   ARTICLE IV

                             Capital Contributions

                 4.1 Initial Capital Contributions. Concurrently with the execution hereof, each of the Partners has made a Capital Contribution to the Partnership. The Capital Contribution made by each Partner and the initial Percentage Interest of each Partner is set forth on a schedule attached hereto as Exhibit A.

                 4.2 Additional Capital Contributions. Subject to Section 6.1(b)(vi), the Managing General Partner shall determine whether and to what extent the Partners shall contribute additional amounts to the capital of the Partnership. Each Partner shall contribute to the Partnership as an additional Capital Contribution (an "Additional Capital Contribution"), an amount equal to its respective Percentage Interest multiplied by the aggregate amount that the Managing General Partner determines shall be contributed on the date scheduled by the Managing General Partner. Each Additional Capital Contribution shall be made in cash. Additional Capital Contributions shall include all Capital Contributions required for the Partnership to purchase the Units pursuant to the Offer, as it may be modified in accordance with Section 3.2 hereof, plus all Tender Costs. The right of the Managing General Partner to require any Additional Capital Contribution shall not be construed as conferring any rights or benefits upon any person not a party to this Agreement. In the event that a Partner (the "Delinquent Partner") fails to contribute to the Partnership all or any portion of an Additional Capital Contribution on the date scheduled for such contribution, the other Partners may at their option, exercisable within five days after such date, (a) advance to the Partnership, on a fully recourse basis to the Partnership, for the account of the Delinquent Partner the amount of such deficiency, (b) request the Partnership to return to such Partner all or the portion of the Additional Capital Contribution made by the Partner that corresponds to the Additional Capital Contribution that the Delinquent Partner failed to make or (c) make a contribution to the Partnership equal to, and in lieu of, the Delinquent Partner's Additional Capital Contribution, in which event the Capital Account and the Percentage Interest of the Delinquent Partner shall be reduced by one-half, such reduction to be reallocated as an increase to the Capital Account and Percentage Interest of the Advancing Partners (as hereinafter defined) proportionately in accordance with their Percentage Interests immediately prior thereto. If the option referred to in clause (b) is exercised, the Partnership shall return such Additional Capital Contribution to the Partner within five days after the date of such exercise. If the option referred to in clause (a) is exercised, the amount advanced by the Partner (the "Advancing Partner") on behalf of the Delinquent Partner shall hereinafter be referred to as a "Deficiency Advance." The Deficiency Advance shall be deemed a full recourse loan by the Advancing Partner to the Delinquent Partner and, on and after the date that is six months from the date of the Deficiency Advance, shall be payable in cash upon the Advancing Partner's demand. The Deficiency Advance shall be deemed an Additional Capital Contribution of the Delinquent Partner. Interest at a rate per annum equal to the lesser of (i) the prime commercial lending rate or base lending rate published from time to time in the national edition of The Wall Street Journal plus five (5) percent per annum and (ii) the maximum rate allowed by law shall be payable in cash on any Deficiency Advance by the Delinquent Partner to the Advancing Partner monthly in arrears, commencing on the first day of the calendar month immediately following the date of the Deficiency Advance. Notwithstanding any other provision of this Agreement, the Advancing Partner shall have a security interest in and shall receive from the Partnership all Partnership distributions which would otherwise be payable to the Delinquent Partner, until all accrued and unpaid interest on and the principal balance of all Deficiency Advances made by the Advancing Partner for the benefit of the Delinquent Partner shall have been paid.

                 4.3 Admission of Partners. Subject to Article XI, in order to raise additional capital, to redeem or retire Partnership debt, or for any other Partnership purposes, the Managing General Partner, with the consent of the other Partners, is authorized to cause the Partnership to admit Persons who make Capital Contributions to the Partnership as Partners.

                 4.4 Capital Accounts. (a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the following provisions of this Section 4.4(a) - (e). Such Capital Account shall be (i) increased by (A) the amount of Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (B) all items of Partnership income and gain computed in accordance with this Section 4.4 and allocated to such Partner pursuant to Section 5.1 and (ii) decreased by (A) the cash or Net Agreed Value of property distributions made by the Partnership to such Partner pursuant to this Agreement and (B) all items of Partnership deduction and loss computed in accordance with this Section 4.4 and allocated to such Partner pursuant to Section 5.1.

                          (b)     For purposes of computing the amount of any
item of income, gain, loss or deduction to be reflected in each Partner's Capital Account, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for Federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), subject to the following exceptions:

                               (i)         Upon an adjustment pursuant to
         Section 4.4(c) or (d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment (hereinafter referred to as "Book Depreciation"). For any period, Book Depreciation attributable to any property described in this Section 4.4(b)(i) shall be an amount that bears the same relationship to the Carrying Value (immediately following any adjustment referred to in the preceding sentence), as the case may be, of such property at the beginning of the period as the Federal income tax depreciation, cost recovery or amortization deduction with respect to such property for the period bears to the adjusted basis of such property at the beginning of the period; provided, that if such property has a zero adjusted basis, the Book Depreciation may be determined under any reasonable method selected by the Managing General Partner. For all purposes of this Section 4.4, Book Depreciation shall be in lieu of any Federal income tax depreciation, cost recovery or amortization deductions with respect to such property and shall be allocated among the Partners pursuant to Section 5.1.

                              (ii) Any income, gain or loss resulting from the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date. For all purposes of this Section 4.4, such income, gain or loss as so computed shall be in lieu of any income, gain or loss for Federal income tax purposes resulting from such a disposition and shall be allocated among the Partners pursuant to
         Section 5.1.

                             (iii) Any expenditures of the Partnership described, or treated under Regulation Section 1.704- 1(b)(2)(iv)(i) as described, in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing any item of income, gain, deduction or loss for Federal income tax purposes shall be treated as an item of deduction and allocated among the Partners pursuant to Section 5.1.

                              (iv) To the extent an adjustment to the adjusted basis of any Partnership property (or property of the Target Partnership) under Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts of each of the Partners shall be treated as an item of gain (if the adjustment increases the basis of the Partnership property) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the provisions of such Regulation; provided that no adjustment pursuant to this Section 4.4(b)(iv) shall be made to the extent that the Managing General Partner determines that an adjustment to Capital Accounts pursuant to Section 4.4(c) or (d) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 4.4(b)(iv).

                               (v) Any income from the Partnership that is exempt from Federal income tax shall be treated as an item of income and allocated among the Partners pursuant to Section 5.1.

                          (c)     If there is a termination of the Partnership
under Section 708(b)(1)(B) of the Code, the Partnership properties shall be deemed to have been distributed in Liquidation of the Partnership to the remaining Partners (including the transferee of the Partnership Interest) and deemed contributed by such Partners and transferees in reconstitution of the Partnership. Such deemed distributions and deemed contributions shall be made in accordance with all provisions of this Agreement relating to Capital Accounts. In addition, in such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 4.4(d)(ii). The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this
Section 4.4.

                 (d)      (i)     Immediately prior to (i) any Capital
         Contribution under Section 4.2 in connection with the making of Capital Contributions by one or more Partners not in proportion to their Percentage Interests or any transfer or deemed transfer of all or part of a Capital Account under Section 4.2 or (ii) the admission of additional Partners pursuant to Section 4.3, the Capital Accounts of all Partners and the Carrying Values of all Partnership properties shall, be adjusted (consistent with the provisions hereof) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to such properties (as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property, immediately prior to such event in clause (i) or (ii), and had been allocated to the Partners, at such time, pursuant to Section 5.1). In determining such Unrealized Gain or Unrealized Loss, the Managing General Partner shall determine the aggregate gross fair market value of Partnership properties as of any date of determination using such reasonable method of valuation as it deems appropriate.

                              (ii)         Immediately prior to (i) a
         distribution (whether in connection with a Liquidation of the Partnership or otherwise) of Partnership property (other than a de minimis distribution, as determined by the Managing General Partner) or (ii) a distribution under Section 4.2 not in proportion to the Partners' Percentage Interests, the Capital Accounts of all Partners and the Carrying Values of all Partnership properties shall, immediately prior to such distribution, be adjusted (consistent with the provisions hereof) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to such properties (as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Partners, at such time, pursuant to
         Section 5.1). In determining such Unrealized Gain or Unrealized Loss, the Managing General Partner (or Liquidator, in the case of a distribution described in Section 13.4) shall determine the aggregate gross fair market value of such Partnership properties as of any date of determination using such reasonable method of valuation as it deems appropriate.

                             (iii) Notwithstanding anything to the contrary in this Section 4.4(d), all or any portion of any adjustment pursuant to Section 4.4(d)(i) or (ii) shall be made only if, and to the extent that, the Managing General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

                          (e)     In the event all or a portion of a
Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor in accordance with applicable Federal income tax laws (as determined by the Managing General Partner).

                 4.5 Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

                 4.6 No Withdrawal. No Partner shall be entitled to withdraw any part of his or its (or his or its predecessor's) Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Sections 4.2 and 5.3 and Articles XII and XIII.

                 4.7   Loans from Partners.  Except as otherwise provided in
Section 4.2, (a) loans by a Partner to the Partnership shall not be considered Capital Contributions, (b) if any Partner or Assignee shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by him or it to the capital of the Partnership, the making of such advances shall not result in any increase in the amount of the Capital Account of such Partner or Assignee, (c) the amounts of any such advances shall be a fully recourse debt of the Partnership to such Partner or Assignee and (d) no nonrecourse loans or any loans described above may be made by any Partner to the Partnership without the express consent of each Partner.


                                   ARTICLE V

                         Allocations and Distributions

                 5.1 Allocations for Capital Account Purposes. (a) For purposes of maintaining the Capital Accounts, except as otherwise provided in this Section 5.1, each item of Partnership income, gain, loss and deduction (computed in accordance with Section 4.4) shall be allocated to the Partners in accordance with their respective Percentage Interests.

                          (b)     Notwithstanding anything to the contrary in
this Agreement, if there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain for any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, for each subsequent fiscal year) equal to such Partner's share of the net decrease in Partnership Minimum Gain or Partner Minimum Gain during such fiscal year. The items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(f) and 1.704-2(i)(4). This Section 5.1(b) is intended to constitute a "minimum gain chargeback" and "partner minimum gain chargeback" within the meaning of such Regulations and shall be interpreted consistently with such provisions.

                          (c)     The Managing General Partner is authorized to
adopt any convention or combination of conventions (including, without limitation, a semi-monthly or full-month convention), likely to be upheld under Section 706 of the Code, regarding the allocation of items of Partnership income, gain, loss and deduction with respect to a transferred Partnership Interest or newly issued Partnership Interest.

                 5.2 Allocations for Tax Purposes. (a) For Federal, state and local income tax purposes, except as otherwise provided in this Section 5.2, each item of Partnership income, gain, loss and deduction shall be allocated to the Partners consistent with the allocations of income, gain, loss or deduction described in Section 5.1.

                          (b)     In the case of an Adjusted Property, items of
income, gain, loss and depreciation, cost recovery and amortization deductions attributable thereto shall be allocated for Federal income tax purposes among the Partners in a manner consistent with the principles of Section 704(c) of the Code and Regulation Section 1.704-3 and using a method approved by all of the Partners to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.4(d)(i).

                          (c)     Allocations pursuant to this Section 5.2 are
solely for Federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of income, gain, loss and deduction described in Section 5.1 or distributions pursuant to any provision of this Agreement.

                          (d)     The Partners are aware of the income and
other tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of items of Partnership income, gain, loss, deduction and credit; subject, however, to any adjustments required as a result of an audit of the Partnership or a Partner by a taxing authority.

                 5.3 Distributions. (a) The Managing General Partner may from time to time in its sole discretion cause the Partnership to distribute cash or other property to the Partners in accordance with their respective Percentage Interests, provided, however, that after (i) the Offer has expired,
(ii) in the reasonable determination of the Managing General Partner, all litigation relating to the Offer which has been brought or threatened has been resolved and (iii) all other costs and expenses of the Offer have been paid or duly provided for, the Managing General Partner shall, promptly after the receipt by the Partnership of any cash distributions made by the Target Partnership in respect of Units, declare and pay distributions in the aggregate amount of such distributions received by the

Partnership, subject to the establishment of reserves pursuant to Section 6.1(a)(i).

                          (b)     No reimbursement for expenses made pursuant
to this Agreement and no payment described in Section 707(c) of the Code shall be deemed to be a distribution for purposes of this Agreement.


                                   ARTICLE VI

                          Control over the Partnership
                           and Management of Business

                 6.1 Management. (a) The Managing General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the Managing General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership or have the ability to bind the Partnership to any contract, agreement or other obligation. If any Partner or its Affiliate, employee or agent takes any action that purports to bind or binds the Partnership to any undertaking or liability not authorized as provided in this Agreement, that Partner will indemnify the Partnership and each of the other Partners against, and hold each of them harmless from, any loss, liability or expenses (including attorneys' fees) incurred by the Partnership or the other Partners as a result of the unauthorized action; provided, however, that it will not be presumed that any action taken by an individual Partner which is outside the scope of this Agreement is undertaken on behalf of the Partnership. In addition to the powers now or hereafter granted to a general partner of a partnership under applicable law or which are granted to the Managing General Partner under any other provisions of this Agreement, the Managing General Partner shall have full power and authority, subject to any provision in this Agreement to the contrary, and no other Partner shall have power or authority, to do or cause the Partnership to do all things deemed necessary or desirable by it in its sole discretion in connection with or to conduct the business of the Partnership, including, without limitation:

                          (i) the establishing of reserves, the making of any expenditures and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

                          (ii) the negotiation and execution on any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Partnership's operations or the implementation of its powers under this Agreement;

                          (iii)     the distribution of Partnership cash;

                          (iv) the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

                          (v) the maintenance of such insurance for the benefit of the Partnership, the Partners and the management employees and other agents of the Managing General Partner and Partnership as it deems necessary;

                          (vi) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the conduct of any pending or threatened litigation (including, but not limited to, any litigation which in any way arises out of or relates to the Offer or any other purchase of Units by the Partnership, whether pursuant to a Tender Offer or in a Negotiated Purchase), the selection of counsel for the Partnership and the Partners (which counsel shall be reasonably acceptable to the Partners), the incurring of legal expenses and the settlement of claims and litigation; provided, however, that any Partner may retain its own counsel at its own expense and, if such Partner so elects, may be represented by its own counsel in any such litigation if counsel to such Partner reasonably determines that there are separate and distinct defenses from those available to the Partnership or the other Parties. The foregoing provisions shall apply notwithstanding that the defendants in any litigation are Persons other than the Partnership or its Partners. Under no circumstances will the Managing General Partner or the Partnership agree to any settlement of litigation without the consent of the other affected Partners, which consent will not be unreasonably withheld, unless as part of that settlement each Partner and their respective Affiliates named as defendants receive an unconditional release of liability and the Partners have no monetary obligations in connection with such settlement except as set forth on Schedule A.

                          (b)     Notwithstanding any provision herein to the
contrary, the following actions of the Partnership require agreement by all the
Partners:

                          (i) subject to Section 4.2, the borrowing of money, the guaranteeing or assumption of indebtedness and other liabilities, the issuance of evidences of indebtedness;

                          (ii) the sale or transfer of all or any material portion of the assets of the Partnership or the merger of the Partnership with or into another entity;

                          (iii) an election to dissolve the Partnership pursuant to Section 13.1(d);

                          (iv) subject to Article III, the changing of the Terms of the Tender Offer;

                          (v) the admission of additional Partners pursuant to Article XI; and

                          (vi) requesting Additional Capital Contribution to the extent total Capital Contributions of all Partners would then exceed the Tender Costs plus the aggregate purchase price of the Units acquired by the Partnership in the Offer plus $50,000.

                       (c)     The Managing General Partner is hereby
authorized to:

                          (i)     create titles for management of the
         Partnership;

                          (ii) establish the power and authority associated with such titles to act as the agent of the Managing General Partner to represent the Partnership in dealings with third parties;

                          (iii) elect, appoint and remove such management persons to and from the positions so created, provided, however, that any such persons will not be separately compensated by the Partnership for performing such services; and

                          (iv) cause the Partnership to indemnify and hold harmless such management employees against any loss, expense or damage suffered by reason that such person was a management employee of the Partnership.

The appointment of such management shall not constitute such Persons as general partners of the Partnership and shall not affect the rights, duties and obligations of the Partners as general partners under this Agreement. All persons elected as management of the Partnership shall report to the Managing

General Partner which in all respects shall retain the ultimate management authority and control over the affairs of the Partnership. The Partnership may engage either Partner or its Affiliates to provide services to the Partnership on terms not less favorable than those available from unaffiliated third parties providing similar services in the same geographic locale.

                          (d)     The participation by any Partner in any
agreement authorized or permitted under this Agreement shall not constitute a breach by the Partner of any duty that the Partner may owe the Partnership or the other Partners under this Agreement or under applicable law.

                          (e)     Insignia shall at all times act as the
designated representative of, and shall have the exclusive authority to act on behalf of, Insignia (including any Affiliate of Insignia who may become a Partner by transfer in accordance with Article X) for purposes of all communications, elections and consents hereunder.

                          (f)     Neither Walton Street Capital, L.L.C. nor any
Principal thereof will support or encourage the taking of any action by any Affiliate of Walton Street which is prohibited hereunder to be taken by Walton Street or any Associate of Walton Street.

                 6.2 Reliance by Third Parties. Any other provision of this Agreement to the contrary notwithstanding, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the Managing General Partner as to the extent of the interest in the assets of the Partnership that the Managing General Partner is entitled to encumber, sell or otherwise use, and any such lender or purchaser shall be entitled to rely exclusively on the representations of the Managing General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the Managing General Partner as if it were the sole party in interest therein, both legally and beneficially, except where consent of all Partners is required hereunder. In no event shall any Person dealing with the Managing General Partner or the Managing General Partner's representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the Managing General Partner or the Managing General Partner's representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the Managing General Partner or the Managing General Partner's representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (c) the Managing General Partner or the Managing General Partner's representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

                 6.3 Outside Activity. (a) Any Affiliate of a Partner and any stockholder, director, officer or employee of a Partner may have business interests and engage in business activities in addition to those relating to the Partnership, provided, however, that, except as provided in Section 6.3(d), each Partner will not, and will cause its Affiliates (in the case of Walton Street, only its Associates) not to, purchase any interest in, or otherwise deal with, the Target Partnership except through the Partnership. The foregoing restriction shall not prohibit de minimis purchases of Units (not exceeding 1% (one percent) of the outstanding Units in the aggregate) by any Partner or Affiliate thereof. Neither the Partnership nor any of the Partners or Assignees shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any such Person or any of the revenues, profits or losses derived therefrom.

                          (b)     If a Partner (the "Proposing Partner")
desires that the Partnership make a Follow-up Offer, then if the other Partner does not agree to the terms thereof within 48 hours (5 days if no Competing Offer is then outstanding) after the Proposing Partner proposes such Follow-up Offer, the Proposing Partner or its Affiliate shall be entitled to make such Follow-up Offer independently of the Partnership. In such event, none of the Partnership, the other Partners or its Affiliates shall make a Tender Offer competing with such Follow-up Offer. Any Follow-up Offer made together by the Partners shall be completed on a basis where each of Walton Street and Insignia have a 50% interest with joint control as co-managing partners and on other terms substantially similar to the terms of this Agreement.

                          (c)     Without the consent of all Partners, each
Partner agrees that it will not, and will cause its Affiliates (in the case of Walton Street, as to its Associates only) not to, (i) participate in, directly or indirectly, any solicitation of proxies or become a participant in any election contest with respect to any general partner interest in the Target Partnership, or (ii) acquire, directly or indirectly, any general partner interest in the Target Partnership. Notwithstanding the foregoing, if any Person (other than the Partners and their respective Affiliates (in the case of Walton Street, as to its

Associates only)) is "seeking to acquire" (as defined below) any general partner interest in the Target Partnership, then any Partner or its Affiliate may (i) participate in, directly or indirectly, any solicitation of proxies or become a participant in any election contest with respect to any general partner interest in the Target Partnership, or (ii) acquire such general partner interest; provided, however, that in connection with such acquisition the acquiring Partner or Affiliate (in the case of Walton Street, as to its Associates only) shall offer the other Partner the opportunity to acquire a 50% interest in the general partner. A Person will be deemed to be "seeking to acquire" a general partner interest in the Target Partnership (x) if it has commenced a proxy solicitation or election contest to remove and replace such general partner or (y) if a general partner of the Target Partnership or any controlling person thereof shall have requested bids for the sale of such general partner or (z) if either Partner has actual knowledge that a general partner or any controlling person thereof shall be engaged in bona fide, substantive negotiations with a reputable Person for the sale of such general partner.

                          (d)  Neither Partner nor any Affiliate thereof (in
the case of Walton Street, as to its Associates only) may acquire any property, or the indebtedness secured by such property, from or relating to the Target Partnership without offering to the other Partner, an opportunity or reasonable notice to purchase a 50% interest in such acquisition.

                 6.4 Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by, and all withdrawals from or charges against such accounts shall be made by, the Managing General Partner or the appropriate management of the Partnership. Funds of the Partnership may be invested as determined by the Managing General Partner or the appropriate management of the Partnership.

                 6.5 Indemnification. (a) (i) Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a Partner of the Partnership (together with such Person's directors, officers, Affiliates and controlling persons, an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a Partner shall be indemnified and held harmless by the Partnership to the fullest extent authorized by the laws of the State of Illinois, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that no Indemnitee shall be entitled to indemnity under this paragraph for any expense, liability or loss resulting from conduct that is determined, by final judicial decision from which there is no further right to appeal, to constitute gross negligence or willful misconduct on the part of such Indemnitee. Notwithstanding the foregoing, indemnification under this Section 6.5(a)(i) shall not be available to any Indemnitee in respect of any claim for which the Indemnitee is required to furnish indemnification to the Partnership under any other provision of this
Section 6.5.

                          (ii)     The right to indemnification conferred in
         Section 6.5(a)(i) of this Section 6.5 shall include the right to be paid by the Partnership the expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Partnership of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced (i) if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under the provisions of the laws of the State of Illinois or (ii) by reason of a final judicial determination contained in a nonappealable order, that such beneficiary is not entitled to be indemnified under this Section 6.5(a), whether by reason of the last sentence of Section 6.5(a)(i) or otherwise.

                          (iii) It is expressly understood and agreed by the Partners that notwithstanding anything contained in this Agreement to the contrary, to the extent necessary to satisfy its indemnification obligations under this Section 6.5(a), the Partnership may, upon ten days prior written notice to the Partners, sell or otherwise liquidate Units.

                          (b)     Each Partner shall indemnify and hold
harmless the Partnership and the other Partners against any loss, claim, damage or liability (or any action in respect thereof), joint or several, to which the Partnership or any Partner may become subject, insofar as such loss, claim, damage or liability or action in respect thereof arises out of or is based upon
(i) any untrue statement of a material fact contained in any of the Offer Documents, or the omission to state in the Offer Documents a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such loss, claim, damage, liability or action arose out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission provided by such

Partner (x) describing or relating to such Partner, its Affiliates or its respective officers, employees or representatives or their activities and background or (y) relating to the Target Partnership or (ii) any violation of law by such Partner, its Affiliates (or in the case of Walton Street, only as to its Associates) or its respective officers, employees or representatives.

                          (c)     The rights to indemnification and to the
Advancement of Expenses conferred in this Section 6.5 shall not be exclusive of any other right which any Person may have or hereafter acquire under this Agreement or otherwise.

                          (d)     The Partnership may, to the extent authorized
from time to time by the Managing General Partner, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Partnership to the fullest extent of the provisions of this Section 6.5 with respect to the indemnification and Advancement of Expenses of Partners of the Partnership.

                 6.6 Agents. Each Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and such Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by such Partner in good faith.

                 6.7 Resolution of Conflicts of Interest. (a) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between any Partner or Affiliate thereof, on the one hand, and the Partnership, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that any Partner shall act in a manner which is or provide terms which are, fair and reasonable to the Partnership, such Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting principles. In the absence of bad faith by such Partner, the resolution, action or terms so made, taken or provided by such Partner or Affiliate shall not constitute a breach of this Agreement or any other agreement contemplated herein.

                          (b)     Whenever in this Agreement any Partner is
permitted or required to make a decision (i) in its "sole discretion" or "discretion," with "complete discretion" or under a grant of similar authority or latitude, such Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the

Partnership, or (ii) in its "good faith" or under another express standard, such Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein.

                 6.8 Other Matters Concerning the Partners. (a) Each Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

                          (b)     Each Partner may consult with legal counsel,
accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any opinion of such Person as to matters which such Partner believes to be within such Person's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by such Partner hereunder in good faith and in accordance with such opinion.

                 6.9 Title to Partnership Assets. All Partnership assets, whether real, personal or mixed, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership or one or more nominees, as the Managing General Partner may determine. Each Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of a Partner shall be held in trust by such Partner for the sole use and benefit of the Partnership in accordance with the terms or provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held.


                                  ARTICLE VII

                       Voting of Target Partnership Units

                 Subject to the following sentence, the Units shall be voted (or waivers or written consents in respect thereof shall be executed) by the Partnership as directed by the Partners in proportion to their respective Percentage Interests in the Partnership. With respect to any matter presented to holders of Units relating to the removal or replacement of a general partner of the Target Partnership, the Units shall not be voted in favor of any such removal or replacement without the prior written consent of Insignia, unless the replacement is the Partnership, a Partner or an Affiliate of a Partner.


                                  ARTICLE VIII

                     Books, Records, Accounting and Reports

                 8.1 Records and Accounting. The Managing General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business. Such books and records shall be available for inspection by the Partners on reasonable notice to the Managing General Partner and during regular business hours. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Managing General Partner.

                 8.2 Fiscal Year. Unless a different year is required for federal income tax purposes, the fiscal year of the Partnership shall end on December 31 of each year.

                 8.3 Reports. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the Managing General Partner shall cause to be mailed to each Partner reports containing financial statements of the Partnership for the fiscal year, presented in accordance with generally accepted accounting principles, including a balance sheet, a statement of income, a statement of Partners' equity and a statement of changes in financial position. Each Partner will have the right to cause the Partnership, at such Partner's expense, to have such statements audited by a firm of nationally-recognized independent public accountants selected by the Managing General Partner.

                          (b)     As soon as practicable, but in no event later
than 60 days after the close of each calendar quarter, except the last calendar quarter of each fiscal year, the Managing General Partner shall cause to be mailed to each Partner report containing such financial information for that calendar quarter as the Managing General Partner deems appropriate.

                                   ARTICLE IX

                                  Tax Matters

                 9.1 Preparation of Tax Returns. The Managing General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for Federal and state income tax purposes and shall use all reasonable efforts to furnish to each Partner within 75 days of the close of the taxable year the tax information reasonably required for Federal and state income tax reporting purposes. Each Partner shall provide to the Managing General Partner, when and as requested, all information concerning the affairs of such Partner as may be reasonably required to permit the preparation of such returns.

                 9.2 Accounting Methods; Tax Elections. The Partnership shall report taxable income or loss using the accrual method of accounting for Federal income tax purposes; provided, that the Managing General Partner may change the method of accounting used for Federal income tax purposes, should a change be possible and desirable. The taxable year of the Partnership shall be the calendar year, unless the Partners shall determine otherwise. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code. The Partnership shall make the election under Section 754 of the Code if so requested by any Partner upon the consent of all other Partners which consent will not be unreasonably withheld. The Managing General Partner may cause the Target Partnership to make an election under Section 754 of the Code only with the mutual consent of all other Partners, which consent will not be unreasonably withheld. In addition to the foregoing, the Managing General Partner shall, in its sole discretion, determine whether to make any other available tax elections and select any other appropriate tax accounting methods and conventions for any purpose under this Agreement.

                 9.3 Tax Controversies. The Managing General Partner is designated the "Tax Matters Partner" (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities (including, without limitation, resulting administrative and judicial proceedings) and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agrees to cooperate with the Managing General Partner and to do or refrain from doing any and all things reasonably required by the Managing General Partner to conduct such proceedings. The Managing General Partner shall not agree to any settlement or adjustment of any tax item in connection with any audit by the Taxing Authority or legal proceeding without the consent of the Partners, which consent shall not be unreasonably withheld.

                 9.4 Withholding. Notwithstanding any other provision of this Agreement, the Managing General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any Federal, state, local and foreign withholding requirement with respect to any payment or distribution by the Partnership to any Partner or other Person. All amounts so withheld, and, in the manner determined by the Managing General Partner, amounts withheld with respect to any payment or distribution by any Person to the Partnership, shall be treated as distributions to the relevant Partners under Section 5.4 or Article XIII, as the case may be. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under Section 5.4 or
Article XIII, or if any such withholding requirement was not satisfied with respect to any amount previously distributed to such Partner under Section 5.4 or Article XIII, such Partner and any successor or Assignee with respect to such Partner's Partnership Interest will indemnify and hold harmless the Partners and the Partnership for such excess amount or such withholding requirement, as the case may be.


                                   ARTICLE X

                             Transfer of Interests

                 10.1   Transfer.  (a) Except as otherwise provided in this
Article X, no Partner or Assignee shall have the right or power, directly or indirectly, to sell, assign, transfer, give, hypothecate, pledge, encumber, or otherwise dispose of all or any portion of its Partnership Interests (including, without limitation, any right to receive distributions or allocations of the profits or losses in respect of such Partnership Interests), whether voluntarily, by operation of law or otherwise (a "Transfer" for purposes of this Article X) without the prior written consent of the other Partner, and any attempt to do so without such consent shall be null and void; provided, however, that without such consent (i) a Partner may make such Transfer to an Affiliate and (ii) a Partner or Assignee may pledge its Partnership Interest to secure a loan not in excess of 50% of its Capital Contribution made in an arm's length transaction by a third party in the business of making such loans.

                          (b)     No permitted or purported Transfer of all or
any portion of any Partnership Interest by a Partner shall effect a release of such Partner from its obligations hereunder without an express written release from such liability being delivered to such Partner by the other Partner.

                          (c)     Any Partner that purports to effect a
Transfer shall deliver notice of such Transfer to each Partner not less than five days prior to such Transfer.

                 10.2 Transfer of Interests. (a) A permitted transferee who has completed and delivered a Transfer Application shall be deemed under this Agreement, (i) to have requested admission as a Partner, (ii) to have agreed to comply with and be bound by and to have executed this Agreement, (iii) to have represented and warranted that such transferee has authority to enter into this Agreement, (iv) to have appointed the Managing

General Partner and the Liquidator attorney-in-fact to execute any document that either of them may deem necessary or appropriate to be executed in connection with the transfer and such transferee's admission as a Partner pursuant to Article XI and as a party to this Agreement, (v) to have made the power of attorney set forth in Section 1.4 and (vi) to have made the consents and waivers contained herein. Until admitted as a Partner pursuant to Article XI, the permitted transferee shall be an Assignee in respect of such Partnership Interests.

                          (b)     Each distribution in respect of Partnership
Interests shall be paid by the Partnership, directly or through any other Person or agent, only to the appropriate Partner as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

                 10.3 Further Restrictions on Transfer. Notwithstanding the other provisions of this Article X, no transfer of the Partnership Interests of any Partner in the Partnership shall be made if such transfer (a) would violate the then applicable Federal and state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) would result in the Partnership (i) being treated as a corporation for Federal income tax purposes (including Section 7704 of the Code) or (ii) without the consent of each other Partner being terminated under Section 708(b) of the Code, unless, in the case of a termination under Section 708(b) of the Code, such termination would not result in a tax termination of the Target Partnership or have a material adverse effect on any non-transferring Partner's present or future amount of Partnership taxable income or loss with respect to its Partnership Interest (also taking into account any recapture of credits) as compared to its present or future amount of Partnership taxable income or loss if there had not been such a termination or (c) would affect the Partnership's existence or qualification as a partnership under the laws of the State of Illinois.

                 10.4   Buy/Sell Provisions.

                          (a)     During a Buy/Sell Exercise Period, either
Partner shall have the right to trigger a buy/sell process by giving a Buy/Sell Notice to the other Partner; provided, however, that once the Noticed Partner has received a Buy/Sell Notice from the Triggering Partner, the Noticed Partner shall not be entitled to deliver a Buy/Sell Notice to the Triggering Partner.

                          (b)     Not later than the 15th Business Day after
receipt of a Buy/Sell Notice (the "Response Date"), the Noticed

Partner shall irrevocably notify the Triggering Partner in writing whether the Noticed Partner (i) has elected to purchase the Triggering Partner's entire interest in the Partnership pursuant to the Buy/Sell Notice, (ii) has elected to sell its entire interest in the Partnership to the Triggering Partner pursuant to the Buy/Sell Notice, or (iii) desires to cause the liquidation of the Partnership and distribution of its assets in kind.

                          (c)     If the Noticed Partner fails to give that
notice by the Response Date, the Noticed Partner will be deemed to have elected to sell its entire interest in the Partnership to the Triggering Partner pursuant to the Buy/Sell Notice.

                          (d)     The closing (a "Buy/Sell Closing") of any
sale of a Partner's interest in the Partnership required by the exercise of a Partner's buy/sell right shall take place at the principal offices of the Partnership at 10:00 a.m., local time, on the first Business Day which is 30 days after the date the Buy/Sell Notice received by the Noticed Partner (or such earlier Business Day as the buyer specifies on not less than two Business Days prior written notice to the seller or such later Business Day as the buyer and the seller shall mutually agree to). At the Buy/Sell Closing, the seller will execute and deliver such documents as may be required by the buyer to evidence the sale and transfer of the seller's entire interest in the Partnership, to be sold free and clear of all liens and encumbrances whatsoever, and the buyer will pay the Buy/Sell Price in immediately available funds.

                          (e)     If the Noticed Partner has elected the
liquidation and distribution option, such liquidation will be promptly commenced and diligently pursued to completion.


                                   ARTICLE XI

                        Admission of Additional Partners

                 Subject to Section 4.2 and Section 6.1(b)(v), the Managing General Partner may admit to the Partnership one or more additional Partners at any time and from time to time and shall establish the rights, powers and privileges of such additional Partners.


                                  ARTICLE XII

                       Withdrawal and Removal of Partners

                 12.1 Withdrawal of Partners. Each Partner covenants and agrees that, without the consent of the other Partners, it will not withdraw as a Partner, except as set forth in Section

10.4. The foregoing notwithstanding, a Person will cease to be a Partner and will be deemed to have withdrawn as a Partner upon the occurrence as respects that Person of any Event of Withdrawal. Upon such withdrawal, the Partnership shall not terminate but shall be continued, without dissolution, by the remaining Partners, and all rights, powers and privileges of the withdrawing Partner under this Agreement shall be vested in the remaining Partners. Upon a withdrawal, if any, by the Managing General Partner, the Partnership shall not terminate but shall be continued, without dissolution, by the remaining Partners, and all rights, powers and privileges of the Managing General Partner under this Agreement shall vest in the successor Managing General Partner designated by a Majority Interest of the remaining Partners. Upon withdrawal of the last remaining Partner, the Partnership shall be dissolved pursuant to
Section 13.1.

                 12.2 Removal of Partners. A Partner may not be removed by the other Partners.


                                  ARTICLE XIII

                          Dissolution and Liquidation

                 13.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Partners or successor Partners or by the withdrawal or removal of a Partner in accordance with the terms of this Agreement and in connection with any such withdrawal or removal of a Partner, the remaining Partner(s) shall continue the business of the Partnership without dissolution. The Partnership shall dissolve, and its affairs shall be wound up, upon:

                         (a)     the expiration of its term as provided in
Section 1.5;

                         (b)     the occurrence of an Event of Withdrawal with
respect to the last remaining Partner;

                         (c) the termination of the Offer without any Units
being purchased by the Partnership; or

                         (d)     election to dissolve the Partnership by all of
the Partners.

                 13.2 Effect of Dissolution. Upon dissolution of the Partnership in accordance with Section 13.1, the Partnership shall conduct only activities necessary to wind up its affairs.

                 13.3 Liquidation. Upon dissolution of the Partnership, the Managing General Partner or, in the event of dissolution pursuant to Section 13.1(b), a liquidator or liquidating committee selected by a Majority Interest, shall be the Liquidator. The Liquidator (if other than the Managing General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator shall agree not to resign at any time without 15 days' prior written notice and (if other than a Managing General Partner) may be removed at any time, with or without cause, by notice of removal approved by a Majority Interest. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all right, powers and duties of the original Liquidator) shall within 30 days thereafter be selected by a Majority Interest. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator shall be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 10.1(a) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                          (a)     to creditors of the Partnership, including
Partners, in order of priority provided by law, and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and

                          (b)     to the Partners in accordance with the
positive balances in their respective Capital Accounts, after taking into account all adjustments to Capital Accounts for all periods.

                 13.4 Distributions in Kind. The provisions of Section 13.3 which require the liquidation of the assets of the Partnership notwithstanding, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and/or may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common to the extent not divisible (it being agreed that in all events Units and cash and marketable securities shall be divisible and distributable to the Partners in kind individually and not as tenants-in-common) and in accordance with the provisions of Section 13.3(b), interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable and to any agreements governing such assets at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it deems appropriate.

                 13.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the Liquidation of its assets pursuant to Section 13.3 in order to minimize any losses otherwise attendant upon such winding up.

                 13.6 Waiver of Partition. Except as otherwise provided herein, each Partner hereby waives any right to partition of the Partnership property.


                                  ARTICLE XIV

           Amendment of Partnership Agreement; Meetings, Record Date

                 14.1 Amendments to be Adopted Solely by the Managing General Partner. The Managing General Partner (pursuant to its powers of attorney from the Partners), without the consent of any Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect or effectuate:

                          (a)     the continuance of the Partnership in
accordance with the provisions of this Agreement;

                          (b)     any necessary or appropriate changes to
satisfy any requirements or conditions of applicable law;

                          (c)     the cure of any ambiguity, or the correction
or supplementation of any provision of this agreement which may be inconsistent with any other provision herein, or the correction of any stenographic or clerical errors or omission in





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
order that this Agreement shall accurately reflect the agreement among the Partners;

                          (d)     a change that the Managing General Partner in
its sole discretion has determined to be reasonable and necessary or appropriate to ensure that the Partnership will not be treated as an association taxable as a corporation for Federal income tax purposes;

                          (e)     a change (i) that does not adversely affect
the other Partners in any material respect, or (ii) that is necessary to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Federal or state agency or judicial authority or contained in any Federal or state statute applicable to the Partnership.

                 14.2 Amendment Procedure. Except as provided in Section 14.1, all amendments to this Agreement shall be made in accordance with the following requirements. If an amendment is proposed, the Managing General Partner shall seek the written consent of the requisite Percentage Interests . A proposed amendment shall be effective upon its approval by a Majority Interest unless a greater percentage is required by the Amendment. The Managing General Partner shall notify all Partners upon final adoption of any proposed amendment. If consent to the taking of any action by the Partners is solicited by any Person other than by or on behalf of the Managing General Partner, the written consents shall have no force and effect unless and until
(a) they are deposited with the Partnership in care of the Managing General Partner, (b) consent sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient consents are deposited with the Partnership, and (c) an Option of Counsel is delivered to the Managing General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) would not jeopardize the status of the Partnership as a partnership under applicable tax laws and regulations and (ii) is otherwise permissible under the sate statutes then governing the rights, duties and liabilities of the Partnership and the Partners.


                                   ARTICLE XV

                               General Provisions

                 15.1 Address and Notices. Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or sent to a Partner hereunder shall be deemed conclusively to have been fully satisfied shall be deemed conclusively to have been fully satisfied, upon mailing of such notice, payment or report to such Partner's address as shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in the matter by reason of an assignment or otherwise. An affidavit or certificate of mailing of any notice, payment or report in accordance with the provisions of this Section
15.1 executed by the Managing General Partner or the mailing organization shall be prima facie evidence of the giving or sending of such notice, payment or report. If any notice, payment or report addressed to a Partner at the address of such Partner appearing on the books of Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or sent without further mailing (until such time as such Partner or another Person notifies the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or sending of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the Managing General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The Partnership and the Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by them to be genuine.

                 15.2 Titles and Captions. All article or section tiles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope of intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

                 15.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

                 15.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

                 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

                 15.6 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

                 15.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

                 15.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

                 15.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, the fact that all such parties are not signatories to the original or the same counterpart notwithstanding. Each party shall become bound by this Agreement immediately upon affixing his or its signature hereto or, in the case of a Person acquiring a Partnership Interest, upon executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

                 15.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the principles of conflicts of law. The Partners agree that any litigation relating to this Agreement may be brought in a federal court in the Eastern Division of the Northern District of Illinois or the Southern District of New York. Each Partner hereby consents to personal jurisdiction in any such action or proceeding brought in any court, consents to service of process by mail made upon such Partner and such Partner's agent (or in any other manner permitted by the rules of the court in which the action or proceeding is brought) and waives any objection to venue in any such court or to any claim that any such court is an inconvenient forum.

                 15.11 Invalidity of Provisions. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, except to the extent that such prohibition or invalidity would constitute a material change in the terms of this Agreement taken as a whole.

                 15.12 Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.




                 IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date set forth below.


Dated as of November 20, 1995


                              WALTON STREET CAPITAL ACQUISITION CO., L.L.C.



                              By:/s/ Ira J. Schulman
                                 -----------------------------------
                                 Ira J. Schulman
                                 Managing Principal


                              FMG ACQUISITION, L.L.C.


                              By /s/ Jeffrey L. Goldberg
                                 -----------------------------------
                                 Jeffrey L. Goldberg
                                 President





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